                                                                     Exhibit 3.1

[UNOFFICIAL CONVENIENCE TRANSLATION]              [STAMP OF ISRAELI
                                                  REGISTRAR OF COMPANIES]

                     The Companies Ordinance (New Version)
                     -------------------------------------

           Memorandum of Association of a Company Limited by Shares
           --------------------------------------------------------

1. Name of the Company:  MIND C.T.I. LTD.

2. The aims for which incorporated:

     A. To engage in any kind of commercial business and/or productive business and/or business of providing services of any type or form. To engage in any action or endeavor which the Company's managers consider to be beneficial to the Company.

     B. To engage in all the branches of the economy, trade, finance, personal services, industry, textile, wood, food, chemicals, computers, medicine, office supplies, agriculture, electricity, research, art, metal-works, transportation, construction and tourism.

     C. To set up factories, shops and marketing chains so as to serve the aims of the Company.

     D. To engage in industry, to market, sell and trade, import and export any product. To engage in market research, advertising, filing of patents and designs.

     E. To engage in any matter so as to further the aims of the Company, to engage in general brokering and manage financing for the benefit of the aims of the Company.

     F. To change the name of the Company in accordance with the needs of the owners and the aims of the Company's business.

3. The liability of the members of the Company is limited.

4. The share capital of the Company is NIS 27,100 divided into 27,100 ordinary shares of NIS 1.00 each.

We the undersigned wish to be incorporated as a company in accordance with this Memorandum of Association and agree to each take the number of shares of the share capital as set forth next to our names.

Name of Member:    I.D. Number:  Address:          No. of Shares:    Signature:
---------------    ------------  --------          --------------    ----------
Monica Eisinger         1664162  Mitzpeh Hoshaaya  50 ordinary shs.  /s/ M. Eisinger

Lior Salansky           5888825  Leiv Yafeh 30     50 ordinary shs.  /s/ Lior Salansky
                                 Jerusalem

6.4.95

Witnessed by:
/s/ Avikam David
Avikam David - CPA
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Memorandum of Association - Amendment
-------------------------------------
Section 4 to the Memorandum of Association was replaced in its entirety with the following wording:

"The share capital of the Company is NIS 880,000 divided into 77,222,220 Ordinary Voting Shares of a nominal value of NIS 0.01 each (the "Ordinary Voting Shares"), 8,000,000 Ordinary Non-Voting Shares of a nominal value of NIS 0.01 each (the "Ordinary Non-Voting Shares"), 2,222,220 Preferred A Shares of a nominal value of NIS 0.01 each (the "Preferred A Shares") and 555,560 Preferred B Shares of a nominal value of NIS 0.01 each (the "Preferred B Shares").

The rights attached to the shares shall be specified in the Articles of Association of the Company."

Memorandum of Association - Amendment effective as of IPO Closing Date
----------------------------------------------------------------------
Section 4 to the amended Memorandum of Association will be replaced in its entirety with the following wording:

"The share capital of the Company is NIS 880,000 divided into 88,000,000 Ordinary Shares of a nominal value of NIS 0.01 each (the "Ordinary Shares"), of which at the beginning 80,000,000 shares shall be Ordinary Voting Shares of a nominal value of NIS 0.01 each (the "Ordinary Voting Shares") and 8,000,000 shares shall be Ordinary Non-Voting Shares of a nominal value of NIS 0.01 each (the "Ordinary Non-Voting Shares").

The rights attached to the shares shall be specified in the Articles of Association of the Company."